Exhibit 5.1

June 17, 2004

Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:    SAFLINK Corporation Registration Statement on Form S-4

Ladies and Gentlemen:

As legal counsel for SAFLINK Corporation, a Delaware corporation (the “Company”), we are rendering this opinion in connection with the registration on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 44,586,390 shares of common stock (the “Common Stock”) issuable by the Company upon the effectiveness of the merger described in the Registration Statement.

We have examined such instruments, documents and records as we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. With respect to our opinion below that the shares of Common Stock have been duly authorized, we have relied solely upon our examination of the authorized shares provision of the Company’s Certificate of Incorporation, as amended to the date hereof and as certified to be complete and true by the Secretary of the Company.

Based on such examination, we are of the opinion that the shares being registered pursuant to the Registration Statement are duly authorized shares of common stock, and if, as and when issued and delivered in accordance with the terms of the merger agreement and the Registration Statement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement. This opinion is to be used only in connection with the issuance of the common stock while the Registration Statement is in effect.

Respectfully submitted,

GRAY CARY WARE & FREIDENRICH LLP